SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): May 19, 1995

                        NEW JERSEY RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)






        New Jersey                        1-8359                 22-2376465
(State or other jurisdiction           (Commission             (IRS Employer
     of incorporation)                 File Number)          Identification No.)


           1415 Wyckoff Road                                       07719
           Wall, New Jersey                                     (Zip Code)
(Address of principal executive offices)


                                 (908)938-1480
              (Registrant's telephone number, including area code)

Item 5. Other Items

On May 19, 1995, New Jersey Resources Corporation announced that it will exit the oil and natural gas production business and pursue the sale of the reserves and related assets of its affiliates, NJR Energy Corporation and New Jersey Natural Resources Company. The results of this business segment have been hampered in recent years by high finding costs, relatively low commodity prices and declining production.

The Company's oil and gas reserves consist of working interests in approximately 340 properties located in primarily three geographic regions, including the Arkoma and Anadarko basins in Texas, Oklahoma, Arkansas and Kansas and the Uinta basin in Utah. The Company operates approximately 100 of these wells. The Company also owns non-operated interests in approximately 350 wells in the Appalachian Basin. As of March 31, 1995, the Company had proved reserves of 20.3 billion cubic feet of natural gas and 1.8 million barrels of oil. The Company will retain its equity interests in the Iroquois Gas Transmission System, L.P. and Market Hub Partners, L.P.

The Company will account for this segment as a discontinued operation, and will record a one-time, after-tax charge in the third quarter of approximately $8.7 million, or $.49 per share. This charge is based on estimates of the anticipated loss from operations until the assets are sold, the estimated loss on the sale of the remaining reserves and other costs related to closing of its offices in Dallas and Tulsa. The Company expects to complete the sale of its reserves within one year and will use the cash proceeds to reduce outstanding debt.




                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        NEW JERSEY RESOURCES CORPORATION




Date: May 19, 1995                      By:
                                            -------------------------
                                            Laurence M. Downes
                                            Senior Vice President and
                                            Chief Financial Officer